EXHIBIT 99(a)(1)(H)

To Employees:

Reminder — Cancellation Date for Stock Option Offer to Exchange is Approaching

      On October 16, Caliper announced a stock option exchange offer for eligible employees and distributed documents related to the offer, including election forms to be returned, indicating whether or not you choose to participate. We are now approaching the deadline for returning your election forms. Whether you accept the offer or not, you need to make your election, sign the Election Form and ensure delivery of the Election Form to Richard Butts in the Human Resources Department at Caliper’s corporate offices at 605 Fairchild Drive, Mountain View, California 94043-2234 for receipt BEFORE 5:00 P.M. PACIFIC STANDARD TIME ON TUESDAY, NOVEMBER 19, 2002.

      If you have any questions, please do not hesitate to contact Richard Butts in the Human Resources Department, Tony Hendrickson in the Finance Department, or Rachel Ratliff in the Legal Department. Richard can be reached via e-mail at richard.butts@calipertech.com, or via telephone at (650) 623-0520. Tony can be reached via email at tony.hendrickson@calipertech.com, or via telephone at (650) 623-0725. Rachel can be reached via email at rachel.ratliff@calipertech.com, or via telephone at (650) 623-0490.